November 10, 2025 Board of Directors Pagaya Technologies Ltd. 335 Madison Ave, 16th Floor New York, New York 10017 Ladies and Gentlemen: Note 2 of Notes to the condensed consolidated financial statements of Pagaya Technologies Ltd., included in its Form 10-Q for the three and nine months ended September 30, 2025 describes a change in the method of accounting for balance sheet presentation from classified balance sheet presentation to unclassified balance sheet presentation. There are no authoritative criteria for determining a 'preferable' balance sheet presentation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2024, and therefore we do not express any opinion on any financial statements of Pagaya Technologies Ltd. subsequent to that date. /s/ KOST FORER GABBAY & KASIERER Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A, Tel-Aviv 6492102, Israel Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com Kost Forer Gabbay & Kasierer A Member of EY Global